EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2019 Second Quarter Financial Results
Record Operating Revenues of $271.1 million, up 4%
Net Income of $23.4 million
EPS of 1.21 per share, ROE of 17.4%

New York, NY – May 7, 2019 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified brokerage and financial services firm providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets globally, today announced its financial results for the fiscal year 2019 second quarter ended March 31, 2019.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated, “We continue to build on our record fiscal 2018 performance with another strong quarter in 2019 where we again achieved record operating revenues, EPS a near record of $1.21 and a 17.4% ROE. For the six months to date we saw operating revenues grow 13% and pre-tax income growth of 15% versus the prior year. This market outperformance validates our business model to provide a diverse set of products and capabilities to become more relevant to our growing base of customers.  We continue to take advantage of a consolidating market by aggressively growing our customer base and through strategic acquisitions, leveraging our infrastructure, capital and global footprint.”

INTL FCStone Inc. Summary Financials
Condensed consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended March 31,			Six Months Ended March 31,
(Unaudited) (in millions, except share and per share amounts)	2019	2018	% Change	2019	2018	% Change
Revenues:
Sales of physical commodities	$6,929.5	$6,255.8	11%	$13,225.3	$13,970.2	(5)%
Principal gains, net	110.3	98.5	12%	203.1	175.6	16%
Commission and clearing fees	85.1	106.4	(20)%	184.6	192.9	(4)%
Consulting, management and account fees	19.1	18.4	4%	38.2	35.0	9%
Interest income	48.2	27.9	73%	93.2	51.9	80%
Total revenues	7,192.2	6,507.0	11%	13,744.4	14,425.6	(5)%
Cost of sales of physical commodities	6,921.1	6,246.8	11%	13,208.6	13,952.8	(5)%
Operating revenues	271.1	260.2	4%	535.8	472.8	13%
Transaction-based clearing expenses	42.7	50.7	(16)%	92.8	87.6	6%
Introducing broker commissions	24.8	36.2	(31)%	57.4	67.3	(15)%
Interest expense	38.4	19.0	102%	71.4	33.3	114%
Net operating revenues	165.2	154.3	7%	314.2	284.6	10%
Compensation and other expenses:
Compensation and benefits	97.9	88.2	11%	187.0	165.4	13%
Trade systems and market information	9.5	8.9	7%	18.7	17.1	9%
Occupancy and equipment rental	5.0	4.2	19%	9.4	8.3	13%
Professional fees	5.0	3.9	28%	10.3	8.6	20%
Travel and business development	4.0	3.0	33%	7.8	6.5	20%
Non-trading technology and support	5.0	3.4	47%	9.2	6.5	42%
Depreciation and amortization	3.2	2.9	10%	6.1	5.6	9%
Communications	2.0	1.4	43%	3.3	2.8	18%
Bad debts	0.7	0.2	250%	1.0	0.3	233%
(Recovery) bad debt on physical coal	—	—	—%	(2.4)	1.0	n/m
Other	7.4	8.7	(15)%	13.9	14.4	(3)%
Total compensation and other expenses	139.7	124.8	12%	264.3	236.5	12%
Other gain	5.4	—	n/m	5.4	—	n/m
Income before tax	30.9	29.5	5%	55.3	48.1	15%
Income tax expense	7.5	6.8	10%	13.7	32.3	(58)%
Net income	$23.4	$22.7	3%	$41.6	$15.8	163%
Earnings per share:
Basic	$1.23	$1.20	3%	$2.19	$0.83	164%
Diluted	$1.21	$1.18	3%	$2.15	$0.81	165%
Weighted-average number of common shares outstanding:
Basic	18,753,490	18,559,849	1%	18,706,104	18,502,795	1%
Diluted	19,004,793	18,859,333	1%	18,999,889	18,836,213	1%
n/m = not meaningful to present as a percentage

Effects of the Tax Cuts and Jobs Act
On December 22, 2017, the President of the United States (“U.S.”) signed and enacted into law H.R. 1, the Tax Cuts and Jobs Act (“the Tax Reform”). Among the significant changes to the U.S. Internal Revenue Code, the Tax Reform lowered the U.S. federal corporate income tax rate from 35% to 21%, effective January 1, 2018. We will compute our income tax expense (benefit) for the September 30, 2019 tax year using a U.S. statutory tax rate of 21%. We computed income tax expense for the year ended September 30, 2018 using a U.S. statutory tax rate of 24.5%.
For the three and six months ended March 31, 2018, we recorded tax (benefit) expense of ($0.1) million and $8.8 million, respectively, related to the remeasurement of deferred tax assets and liabilities based on the information available. The Tax Reform also included a one-time mandatory repatriation transition tax on previously untaxed accumulated and current E&P of certain of our foreign subsidiaries. We made a reasonable estimate of the transition tax, and for the three and six months ended March 31, 2018, we recorded a provisional transition tax obligation of ($0.7) million and $11.3, respectively. The accounting for the remeasurement of the deferred tax assets and liabilities, as well as the accounting for the one-time mandatory repatriation transition tax on previously untaxed accumulated and current E&P of certain of the Company’s foreign subsidiaries is complete.
Recent Events Affecting the Company
During the week ended November 16, 2018, balances in approximately 300 accounts of the FCM division of our wholly owned subsidiary, INTL FCStone Financial Inc. (“INTL FCStone Financial”), declined below required maintenance margin levels, primarily as a result of significant and unexpected price fluctuations in the natural gas markets. All positions in these accounts, which were managed by OptionSellers.com Inc. (“OptionSellers”), an independent Commodity Trading Advisor (“CTA”), were liquidated in accordance with the INTL FCStone Financial’s client agreements and obligations under market regulation standards.
INTL FCStone Financial’s client agreements hold account holders liable for all losses in their accounts, and obligate the account holders to reimburse INTL FCStone Financial for any account deficits in their accounts. As of March 31, 2019, the aggregate receivable from these client accounts, net of collections and other allowable deductions, was $29.4 million, with no individual account receivable exceeding $1.4 million. INTL FCStone Financial continues to pursue collection of these receivables and intends both to enforce and to defend its rights aggressively, and to claim interest and costs of collection where applicable.
We have been named in arbitrations brought by clients seeking damages relating to the trading losses in these accounts. We believe that such cases are without merit and intend to defend them vigorously. At the same time, we have initiated numerous arbitration proceedings against clients to recover deficit balances in their accounts. We believe we have a valid claim against our clients, based on the express language of the customer contracts and legal precedent, and intend to pursue collection of these claims vigorously.
We have done an assessment of the collectability of these accounts, considered the status of arbitration proceedings, and have concluded that we do not have a sufficient basis to record an allowance against these uncollected balances.  As we move through the collection and arbitration processes and additional information becomes available, we will continue to consider the need for an allowance against the carrying value of these uncollected balances.  Depending on future collections and arbitration proceedings, any provisions for bad debts and actual losses ultimately may or may not be material to our financial results. Currently, we do not believe that any potential losses related to this matter would impact our ability to comply with our ongoing liquidity, capital, and regulatory requirements.
Interest Income/Expense
Interest income increased $20.3 million, or 73%, to $48.2 million in the second quarter compared to $27.9 million in the prior year, as a result of the effect of increases in short term interest rates as well as increases in volumes in our Debt Capitals Markets and securities lending activities. Interest income in our Securities segment increased $13.8 million in the second quarter over the prior year, of which $7.3 million was related to increased trading activity within our domestic institutional dealer in fixed income securities and $6.7 million was related to an increase in securities lending activities. Average client equity in the Financial Agricultural (“Ag”) & Energy and Exchange-Traded Futures & Options components of our Commercial Hedging and CES segments decreased 6% to $1.9 billion in the second quarter compared to the prior year, however the effect of increases in short-term interest rates drove an aggregate $5.1 million increase in interest income in these businesses.
Interest expense increased $19.4 million, or 102%, to $38.4 million in the second quarter compared to $19.0 million in the prior year. During the second quarter and the prior year, interest expense directly attributable to trading activities, including interest on short-term financing facilities of subsidiaries, was $35.2 million and $16.5 million, respectively, and interest expense related to corporate funding purposes was $3.2 million and $2.5 million, respectively.

During the second quarter, interest expense directly attributable to trading activities includes $17.5 million in connection with trading activities conducted as an institutional dealer in fixed income securities, and $9.8 million in connection with securities lending activities. During the prior year, interest expense directly attributable to trading activities included $9.0 million in connection with trading activities conducted as an institutional dealer in fixed income securities, and $3.6 million in connection with securities lending activities.
Non-interest Expenses and Key Operating Metrics
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2019	2018	% Change	2019	2018	% Change
Variable compensation and benefits	$51.4	$46.2	11%	$99.1	$83.1	19%
Transaction-based clearing expenses	42.7	50.7	(16)%	92.8	87.6	6%
Introducing broker commissions	24.8	36.2	(31)%	57.4	67.3	(15)%
Total variable expenses	118.9	133.1	(11)%	249.3	238.0	5%
Fixed compensation and benefits	46.5	42.0	11%	87.9	82.3	7%
Other fixed expenses	41.1	36.4	13%	78.7	69.8	13%
Bad debts	0.7	0.2	250%	1.0	0.3	233%
(Recovery) bad debt on physical coal	—	—	n/m	(2.4)	1.0	n/m
Total non-variable expenses	88.3	78.6	12%	165.2	153.4	8%
Total non-interest expenses	$207.2	$211.7	(2)%	$414.5	$391.4	6%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
	2019	2018	% Change	2019	2018	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	29,060.3	36,696.1	(21)%	66,587.4	62,558.2	6%
Over-the-counter (“OTC”) (contracts, 000’s)	383.5	410.4	(7)%	792.8	738.3	7%
Global Payments (# of payments, 000’s)	162.8	153.0	6%	329.4	309.3	6%
Gold equivalent ounces traded (000’s)	77,721.1	54,999.0	41%	172,940.7	88,502.1	95%
Equity Capital Markets (gross U.S. dollar volume, millions)	$37,238.8	$32,010.2	16%	$80,547.5	$56,744.5	42%
Debt Capital Markets (gross U.S. dollar volume, millions)	$58,230.1	$28,459.1	105%	$118,907.3	$61,692.8	93%
FX Prime Brokerage volume (U.S. dollar notional, millions)	$80,435.6	$122,869.0	(35)%	$170,380.3	$237,171.0	(28)%
Average assets under management in Argentina (U.S. dollar, millions)	$347.3	$469.8	(26)%	$315.0	$471.7	(33)%
Average client equity - futures and options (millions)	$1,936.6	$2,070.9	(6)%	$2,134.6	$2,098.4	2%

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(Unaudited) (in millions, except for share and per share amounts)	March 31, 2019	September 30, 2018
Summary asset information:
Cash and cash equivalents	$274.4	$342.3
Cash, securities and other assets segregated under federal and other regulations	$959.0	$1,408.7
Securities purchased under agreements to resell	$1,242.4	$870.8
Securities borrowed	$1,289.8	$225.5
Deposits with and receivables from broker-dealers, clearing organizations and counterparties, net	$2,266.8	$2,234.5
Receivables from clients, net and notes receivable, net	$307.9	$291.8
Financial instruments owned, at fair value	$2,596.7	$2,054.8
Physical commodities inventory, net	$279.8	$222.5
Property and equipment, net	$45.6	$42.4
Goodwill and intangible assets, net	$59.4	$59.8
Other	$85.9	$71.6

Summary liability and stockholders’ equity information:
Payables to clients	$2,994.6	$3,639.6
Payables to broker-dealers, clearing organizations and counterparties	$575.2	$89.5
Payables to lenders under loans	$256.8	$355.2
Senior secured term loan, net	$171.8	$—
Accounts payable and other accrued liabilities	$128.3	$145.4
Securities sold under agreements to repurchase	$2,384.7	$1,936.7
Securities loaned	$1,376.5	$277.9
Financial instruments sold, not yet purchased, at fair value	$956.7	$866.5
Income taxes payable	$11.3	$8.6
Stockholders’ equity	$551.8	$505.3

Common stock outstanding - shares	19,096,175	18,908,540
Net asset value per share	$28.90	$26.72

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2019	2018	% Change	2019	2018	% Change
Segment operating revenues (loss) represented by:
Commercial Hedging	$80.6	$78.3	3%	$140.4	$139.8	—%
Global Payments	27.4	23.4	17%	57.1	48.0	19%
Securities	72.6	55.5	31%	141.6	98.5	44%
Physical Commodities	19.8	15.5	28%	34.1	26.1	31%
Clearing and Execution Services	73.6	88.0	(16)%	168.8	160.2	5%
Corporate unallocated	(2.9)	(0.5)	480%	(6.2)	0.2	n/m
Operating revenues	$271.1	$260.2	4%	$535.8	$472.8	13%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2019	2018	% Change	2019	2018	% Change
Segment income represented by:
Commercial Hedging	$30.2	$27.6	9%	$43.5	$48.7	(11)%
Global Payments	15.8	13.5	17%	34.4	28.1	22%
Securities	11.8	12.8	(8)%	27.8	23.8	17%
Physical Commodities	7.8	5.6	39%	13.7	6.7	104%
Clearing and Execution Services	11.6	12.7	(9)%	29.3	23.2	26%
Total segment income	$77.2	$72.2	7%	$148.7	$130.5	14%
Reconciliation of segment income to income before tax:
Segment income	$77.2	$72.2	7%	$148.7	$130.5	14%
Net costs not allocated to operating segments	51.7	42.7	21%	98.8	82.4	20%
Other gain	5.4	—	n/m	5.4	—	n/m
Income before tax	$30.9	$29.5	5%	$55.3	$48.1	15%
Commercial Hedging
We serve our commercial clients through our team of risk management consultants, providing a high-value-added service that we believe differentiates us from our competitors and maximizes the opportunity to retain our clients. Our risk management consulting services are designed to quantify and monitor commercial entities’ exposure to commodity and financial risk. Upon assessing this exposure, we develop a plan to control and hedge these risks with post-trade reporting against specific client objectives. Our clients are assisted in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions.
Our services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME. Our base metals business includes a position as a Category One ring dealing member of the LME, providing execution, clearing and advisory services in exchange-traded futures and OTC products. We also provide execution of foreign currency forwards and options and interest rate swaps as well as a wide range of structured product solutions to our commercial clients who are seeking cost-effective hedging strategies. Generally, our clients direct their own trading activity, and our risk management consultants do not have discretionary authority to transact trades on behalf of our clients.
Operating revenues increased 3% to $80.6 million in the second quarter compared to $78.3 million in the prior year. Exchange-traded revenues declined 5%, to $38.9 million in the second quarter, primarily driven by lower client activity in both the domestic grain markets and in certain omnibus relationships introduced by our commercial hedging employees, which are reflected in the ‘Other’ category above. These declines were partially offset by a strong quarter in our LME business. Overall exchange-traded contract volumes decreased 13% versus the prior year, however the average rate per contract increased 9% to $5.99.
OTC revenues increased 10%, to $30.8 million in the second quarter, compared to $28.0 million in the prior year, despite a 7% decrease in OTC volumes. OTC revenues were positively affected by a $6.4 million partial reversal of marked-to-market declines recorded in the first quarter of fiscal 2019, related to certain longer tenor positions which are directionally hedged but suffered declines in value during periods of lower market activity at the end of the calendar year. Agricultural OTC revenues declined 21% versus the prior year, as the prior year was a particularly strong quarterly performance in our Brazilian grain business.
Consulting, management, and account fees decreased 7% over the prior year, to $3.8 million in the second quarter. Interest income, increased 43%, to $7.3 million compared to $5.1 million in the prior year. The increase in interest income was driven by an increase in short-term interest rates, as well as a 3% increase in average equity for exchange-traded futures and options clients versus the prior year to $918.3 million in the second quarter.
Segment income increased 9% to $30.2 million in the second quarter compared to $27.6 million in the prior year, primarily as a result of the $2.3 million increase in operating revenues discussed above and a $2.1 million decline in variable expenses excluding interest expense. These increases were partially offset by a $2.0 million increase in non-variable direct expenses including a $0.8 million increase in bad debt expense. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 38% compared to 42% in the prior year, primarily as the result of the partial reversal of the marked-to-market declines recorded in the first quarter of fiscal 2019.
Global Payments
We provide global payment solutions to banks and commercial businesses as well as charities and non-governmental and government organizations. We offer payments services in more than 170 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide transparent pricing.
Our proprietary FXecute global payments platform is integrated with a financial information exchange (“FIX”) protocol. This FIX protocol is an electronic communication method for the real-time exchange of information, and we believe it represents one of the first FIX offerings for cross-border payments in exotic currencies. FIX functionality allows clients to view real time market rates for various currencies, execute and manage orders in real-time, and view the status of their payments through the easy-to-use portal.
Additionally, as a member of the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”), we are able to offer our services to large money center and global banks seeking more competitive international payment services.
Through this single comprehensive platform and our commitment to client service, we believe we are able to provide simple and fast execution, ensuring delivery of funds in any of these countries quickly through our global network of approximately 300 correspondent banks. In this business, we primarily act as a principal in buying and selling foreign currencies on a spot basis. We derive revenue from the difference between the purchase and sale prices.
We believe our clients value our ability to provide exchange rates that are significantly more competitive than those offered by large international banks, a competitive advantage that stems from our years of foreign exchange expertise focused on smaller, less liquid currencies.
Operating revenues increased 17% to $27.4 million in the second quarter compared to $23.4 million in the prior year, driven by 6% growth in the volume of payments made and an 8% increase in the average revenue per trade compared to the prior year. This growth was driven by increased activity from our international banking clients, particularly related to capital transactions, mergers and acquisitions, and smaller recurring payments.
Segment income increased 17% to $15.8 million in the second quarter compared to $13.5 million in the prior year. This increase primarily resulted from the increase in operating revenues, partially offset by a $1.1 million increase in non-variable direct expenses versus the prior year period, primarily driven by higher non-variable compensation. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 23% in the second quarter compared to 25% in the prior year, primarily as a result of a decrease in introducing broker commissions.
Securities
We provide value-added solutions that facilitate cross-border trading and believe our clients value our ability to manage complex transactions, including foreign exchange, utilizing our understanding of local market convention, liquidity and settlement protocols around the world. Our clients include U.S.-based regional and national broker-dealers and institutions investing or executing client transactions in international markets and foreign institutions seeking access to the U.S. securities markets. We are one of the leading market makers in foreign securities, including unlisted American Depository Receipts (“ADRs”), Global Depository Receipts (“GDRs”) and foreign ordinary shares. We make markets in over 5,000 ADRs, GDRs and foreign ordinary shares, of which over 3,600 trade in the OTC market. In addition, we will, on request, make prices in more than 10,000 unlisted foreign securities. We are also a broker-dealer in Argentina and Brazil, where we are active in providing institutional executions in the local capital markets.

We act as an institutional dealer in fixed income securities, including U.S. Treasury, U.S. government agency, agency mortgage-backed and asset-backed securities as well as investment grade, high yield, convertible and emerging market debt to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies.
We originate, structure and place debt instruments in the international and domestic capital markets. These instruments include complex asset-backed securities (primarily in Argentina) and domestic municipal securities. On occasion, we may invest our own capital in debt instruments before selling them. We also actively trade in a variety of international debt instruments as well as operate an asset management business in which we earn fees, commissions and other revenues for management of third party assets and investment gains or losses on our investments in funds and proprietary accounts managed either by our investment managers or by independent investment managers.
Operating revenues increased 31% to $72.6 million in the second quarter compared to $55.5 million in the prior year.
Operating revenues in Equity Capital Markets increased 30% in the second quarter compared to the prior year period. This was a result of a 16% increase in the gross dollar volume traded driven both by increased market volatility and an increase in market share as well as an increase in securities lending activities. This growth was tempered by an 8% decline in the average revenue per $1,000 traded. Equity Capital Markets operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Capital Markets increased 38% in the second quarter compared to the prior year, primarily driven by an increase in interest income in our domestic institutional dealer in fixed income securities and to a lesser extent the acquisition of GMP Securities LLC. These increases were partially offset by a decline in operating revenues in our Argentina operations due to difficult market conditions in that country. Asset Management operating revenues decreased 30% in the second quarter compared to the prior year as assets under management decreased 26% to $347.3 million in the second quarter compared to $469.8 million in the prior year. The decline in both Asset Management operating revenues and assets under management are primarily driven by difficult market conditions in Argentina including the devaluation of the Argentine Peso as well as elevated interest and inflation rates.
Segment income decreased 8% to $11.8 million in the second quarter compared to $12.8 million in the prior year, as the increase in Equity Capital Markets operating revenues was offset by increased interest expense related to our securities lending activities as well as an increase in compensation and benefits related to the launch of our prime brokerage initiative. In addition, the increase in Debt Capital Markets operating revenues was mostly offset by higher interest expense. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 32% in the second quarter compared to 39% in the prior year, primarily as the result of a decrease in transaction-based clearing expenses and introducing broker commissions.
Physical Commodities
In our Physical Commodities segment, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals. In Precious Metals, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers, and investors. In our trading activities, we act as a principal, committing our own capital to buy and sell precious metals on a spot and forward basis.
In our Physical Ag & Energy commodity business, we act as a principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products. We provide financing to commercial commodity-related companies against physical inventories. We use sale and repurchase agreements to purchase commodities evidenced by warehouse receipts, subject to a simultaneous agreement to sell such commodities back to the original seller at a later date.
Operating revenues for Physical Commodities increased 28% to $19.8 million in the second quarter compared to $15.5 million in the prior year.
Precious Metals operating revenues increased 34% to $11.9 million in the second quarter compared to $8.9 million in the prior year as a result of a 41% increase in the number of ounces traded, which was partially offset by a 6% decline in the average revenue per ounce traded compared to the prior year.
Operating revenues in Physical Ag & Energy increased 20% to $7.9 million in the second quarter compared to the prior year. The increase in operating revenues is largely due to increased activity in commodity financing programs as well as in energy products, which was tempered by lower activity in cotton markets as opposed to the prior year.
Segment income increased 39% to $7.8 million in the second quarter compared to $5.6 million in the prior year, primarily as a result of the increase in operating revenues as well as a $0.1 million decline in non-variable direct expenses.

Clearing and Execution Services
We provide competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Through our platform, client orders are accepted and directed to the appropriate exchange for execution. We then facilitate the clearing of client transactions. Clearing involves the matching of client trades with the exchange, the collection and management of client margin deposits to support the transactions, and the accounting and reporting of the transactions to clients.
As of March 31, 2019, we held $2.1 billion in required client segregated assets, which we believe makes us the third largest non-bank futures commission merchant (“FCM”) in the United States, as measured by required client segregated assets. We seek to leverage our capabilities and capacity by offering facilities management or outsourcing solutions to other FCM’s.
We are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive client experience through the clearing and settlement process. Our independent wealth management business, which offers a comprehensive product suite to retail clients nationwide, clears through this platform. We believe we are one of the leading mid-market clearers in the securities industry, with over 70 correspondent clearing relationships with over $15 billion in assets under management or administration as of March 31, 2019.
We provide prime brokerage foreign exchange (“FX”) services to financial institutions and professional traders. We provide our clients with the full range of OTC products, including 24-hour a day execution of spot, forwards and options as well as non-deliverable forwards in both liquid and exotic currencies. We also operate a proprietary foreign exchange desk that arbitrages the exchange-traded foreign exchange markets with the cash markets.
Through our London-based Europe, Middle East and Africa (“EMEA”) oil voice brokerage business, we employ over 30 employees providing brokerage services across the fuel, crude, and middle distillates markets with over 200 well known commercial and institutional clients throughout EMEA.
Operating revenues decreased 16% to $73.6 million in the second quarter compared to $88.0 million in the prior year.
Operating revenues in our Exchange-traded Futures & Options business decreased 29% to $35.3 million in the second quarter compared to $49.6 million in the prior year as a result of a 23% decrease in exchange-traded volumes and a 20% decline in the average rate per contract compared to the prior year period. This decline was partially offset by a $2.9 million increase in interest income in the Exchange-traded Futures & Options business to $6.8 million in the second quarter due to an increase in short-term rates. Average client equity declined 14% as compared to the prior year to $1.2 billion.
Operating revenues in our FX Prime Brokerage decreased 4% compared to the prior year to $4.8 million in the second quarter, as a result of a 35% decline in foreign exchange volumes.
Correspondent Clearing operating revenues increased 24% compared to the prior year to $8.4 million in the second quarter, while operating revenues in Independent Wealth Management declined 5% versus the prior year to $17.9 million. In the Correspondent Clearing business, interest income increased $0.4 million to $2.2 million in the second quarter and fee income related to money market/FDIC sweep balances increased $1.4 million to $3.7 million, both of which were primarily driven by an increase in short term interest rates. Operating revenues in Derivative Voice Brokerage declined 8% to $7.2 million in the second quarter compared to the prior year.
Segment income decreased to $11.6 million in the second quarter compared to $12.7 million in the prior year, primarily a result of the decrease in operating revenues in our Exchange-traded Futures & Options and Derivative Voice Brokerage businesses. which declined $1.0 million and $0.5 million, respectively. The decline in operating revenues in our Exchange-traded Futures & Options business was tempered by lower transaction-based clearing expenses and introducing broker commissions. Variable expenses, excluding interest, as a percentage of operating revenues were 64% in the second quarter compared to 71% in the prior year primarily due to lower introducing broker commissions.

Conference Call & Web Cast
A conference call will be held tomorrow, Wednesday, May 8, 2019 at 9:00 a.m. Eastern time. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through May 15, 2019. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 9790579.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 clients in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our clients include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the NASDAQ under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com
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